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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-41947

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 1998)

                               7,000,000 SHARES


                        GROUP MAINTENANCE AMERICA CORP.


                                 COMMON STOCK


                                   ---------

     On May 8, 1998, Group Maintenance America Corp. (the "Company") acquired the business and operations of Barr Electric Corp. ("Barr"), which provides electrical contracting services for renovation and remodeling for large commercial and industrial customers primarily in the Chicago area. Barr's revenues for fiscal 1997 were $7,729,779 and its income from operations was $1,005,813. Barr is headquartered in Wheeling, Illinois.

     Also on May 8, 1998, the Company acquired the business and operations of Commercial Air, Power & Cable, Inc. ("Commercial Air"), which provides heating, ventilation, air conditioning, and electrical services primarily in the Washington, D.C. area. Commercial Air's revenues for fiscal 1997 were $17,317,150 and its income from operations was $404,610. Commercial Air is headquartered in Beltsville, Maryland.

     On May 12, 1998, the Company acquired the business and operations of Vantage Mechanical Contractors, Inc. ("Vantage"), which provides plumbing and sprinkler installation services for apartments, condominiums and townhouses primarily in the suburban Washington, D.C. area. Vantage's revenues for fiscal 1997 were $5,405,513 and its income from operations was $285,114. Vantage is headquartered in Glen Burnie, Maryland.

     The aggregate consideration paid by the Company in connection with these acquisitions consisted of approximately $13,862,439 in cash and 869,006 shares of the Company's common stock, par value $.001 per share.

     The Company has signed letters of intent to acquire seven companies located in seven states. The aggregate revenues of these companies for their most recent fiscal year are approximately $83,000,000 and their aggregate operating income was approximately $8,700,000. The consideration for these companies is estimated to be $72,000,000, of which approximately 47% will be paid in the form of the Company's common stock.


                                 May 14, 1998